News Release

For More Information Contact

                                            Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

Arthur O. Whipple
Chief Financial Officer
Silicon Storage Technology, Inc.
awhipple@sst.com
(408) 735-9110

SST Reports Preliminary Fourth Quarter and Fiscal 2006 Operating Results
SUNNYVALE, Calif., Jan. 24, 2007 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced preliminary operating results for the fourth quarter and fiscal year ended Dec. 31, 2006.

Net revenues for the fourth quarter were $117.8 million, compared with $116.0 million in the third quarter of 2006 and $133.2 million in the fourth quarter of 2005.

Total gross margin was 24.7 percent for the fourth quarter of 2006. By comparison, total gross margin was 26.1 percent in the third quarter of 2006 and 26.1 percent for the fourth quarter of 2005.

Total operating expenses were $24.1 million for the fourth quarter of 2006. This compares with $24.6 million in the third quarter of 2006 and with $23.8 million in the fourth quarter of 2005. Operating expenses in 2005 do not include any stock option charges as the company implemented SFAS 123R at the beginning of 2006. Operating expenses included $2.2 million and $1.8 million of stock option expense in the third and fourth quarter of 2006, respectively.

Pre-tax net income for the fourth quarter of 2006 was $4.7 million, compared with a pre-tax net income of $7.5 million in the third quarter of 2006 and a pre-tax net income of $10.2 million in the fourth quarter of 2005. These results include the company’s pro rata share of the losses incurred by investee companies in which the company accounts for its investments under the equity method.

SST has not yet completed its accounting for income taxes for the quarter and year ended Dec. 31, 2006. As a result, today’s release does not include a statement of operations, balance sheet or other GAAP financial statements. SST will release its full financial results together with condensed consolidated statements of operations and balance sheet tables as soon as practicable.

SST finished the fourth quarter 2006 with $139.8 million in cash, cash equivalents and short-term investments. Net accounts receivable were $64.9 million and net inventories stood at $75.8 million.

Preliminary Fiscal 2006 Results

Net revenues for the year ended Dec. 31, 2006 were $452.1 million compared with $430.9 million for the year ended Dec. 31, 2005.

Total gross margin for 2006 was 26.7 percent compared with 18.0 percent in 2005.

Operating expenses for the year ended Dec. 31, 2006 were $104.0 million compared with $104.5 million in 2005. Operating expenses in 2005 do not include any stock option charges as the company implemented SFAS 123R at the beginning of 2006. Operating expenses included $7.5 million of stock option expense for the year ended 2006.

Pre-tax net income for the year ended Dec. 31, 2006 was $27.9 million, compared with pre-tax loss of $26.9 million for the year ended Dec. 31, 2005. These results include the company’s pro rata share of the losses incurred by investee companies in which the company accounts for its investments under the equity method.

Management Qualitative Comments
“2006 was a year of considerable engineering achievement as we assimilated the strategic acquisitions of the past two years and laid the foundation for exciting product announcements in 2007,” said Bing Yeh, president and CEO. “We also achieved solid execution of our plan and operating profitability throughout all four quarters. Though the pricing environment in the low-density flash memory market continues to be challenging, we believe that the opportunity that fueled our growth in past years is as significant today as it has ever been.

“As we enter 2007, we are energized by a new set of corporate goals that we believe will be made possible by our engineering achievements of 2006 and by a market that continues to evolve in our favor: First, we expect 2007 to be the year of high ASP product family introduction and we intend to leverage our success in the low-density NOR flash space, with a broad OEM customer base, strong customer relationships and a reputation for quality, to penetrate markets for our new products. Designs that we win in 2007 are expected to begin to produce revenue in 2008 and for many years to come. Second, we will continue to cost reduce our memory product offering through the technology transition of our 64Mbit and below low-density NOR flash products to smaller geometries. We believe this will allow us to maximize the value of our NOR flash business, which is robust and cash-generating. Finally, we intend to continue to invest in our licensing business by expanding our 180nm and 130nm licensee base and developing our first 90nm embedded flash technology. All of these goals center around building a strong foundation for growth in years to come, and we expect to see the first sign of such growth in the second half of 2007 as we begin the production shipments of several high ASP products. We are excited by the direction in which our company is moving. We believe that our success in the execution of our goals will result in significant value to our employees and our shareholders.”

First Quarter 2007 Outlook
In the first quarter, SST expects to experience strong seasonality, particularly in several applications, which the company shipped extraordinarily high volumes during the fourth quarter of 2006. This is expected to result in revenues in the first quarter of 2007 of between $92 million and $107 million, assuming continuing levels of stability occur in the U.S. and international economies. Gross margin is expected to be between 26 and 30 percent, subject to the risk of changing market conditions. Total operating expenses are expected to be approximately $29.5 million including stock option expense. The company expects to provide further guidance on first quarter earnings per share when its income tax accounting has been completed.

Conference Call Dial-in Information
SST will hold a conference call to discuss its financial results today at 1:30 p.m. PT.  Those wishing to participate in the conference call should dial (866) 233-3843, international participants please dial (612) 332-0932, using the password “SST” at approximately 1:20 p.m. PT. A replay of the call will be available for two weeks by dialing (800) 475-6701, international participants dial (320) 365-3844, using the access code 856062. A webcast replay of the conference call will be available until the next earnings conference call on the company’s web site at http://www.sst.com/events.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs, flash microcontroller and radio frequency ICs and modules.  Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding flash memory and non-memory market conditions, SST’s future financial performance, the performance of new products and SST’s ability to bring new products to market that involve risks and uncertainties.  These risks may include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the SST’s  SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2005 and on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

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-- FINANCIAL TABLES TO FOLLOW --

Silicon Storage Technology, Inc. and Subsidiaries
Preliminary Operating Results
(in thousands)

	Three months ended December 31,			Year ended December 31,
	2005	2006		2005	2006
	(as adjusted)			(as adjusted)	(as adjusted)
			(unaudited)
Net revenues:
Product revenues	$122,220	$108,690		$394,096	$415,441
Technology licensing	10,993	9,124		36,803	36,651
Total net revenues	133,213	117,814		430,899	452,092
Cost of revenues	98,442	88,657		353,128	331,361
Gross profit	34,771	29,157		77,771	120,731
Operating expenses:
Research and development	12,209	12,991		49,030	53,564
Sales and marketing	7,096	6,373		28,620	28,405
General and administrative	4,418	4,780		23,926	22,023
Other non-recurring charges	50	-		2,945	-
Total operating expenses	23,773	24,144		104,521	103,992
Income (loss) from operations	10,998	5,013		(26,750)	16,739
Other income (expense), net	240	1,654		2,272	5,758
Interest expense	(109)	(114)		(265)	(361)
Gain on sale of equity investments	-	-		-	12,206
Impairment of equity investments	(605)	-		(605)	(3,523)
Pro rata share of loss from equity investments	(277)	(1,829)		(1,544)	(2,916)
Income (loss) before provision for		-
income taxes	$10,247	$4,724		$(26,892)	$27,903

Silicon Storage Technology, Inc. and Subsidiaries
Supplemental Data
	Percentage of			Change in
	Gross Product Revenue			Revenue
				4Q05 to	3Q06 to
	4Q05	3Q06	4Q06	4Q06	4Q06

Product Revenue By Ship-To Location
North America	3%	4%	4%	1%	4%
Total International	97%	96%	96%	(11%)	1%
Europe	7%	9%	7%	(5%)	(14%)
Japan	6%	10%	9%	43%	(9%)
Korea	6%	7%	6%	(14%)	(7%)
China	57%	39%	42%	(34%)	7%
Taiwan	13%	22%	24%	58%	9%
Other Far East	8%	9%	8%	(10%)	(15%)

Product Revenue By Application
Digital Consumer	47%	41%	41%	(25%)	(2%)
Internet Computing	29%	26%	25%	(26%)	(9%)
Networking	5%	8%	6%	9%	(13%)
Wireless Communications	19%	25%	28%	32%	14%

	Stock Option Expense
	(in thousands)

	4Q05	3Q06	4Q06
Manufacturing	$-	$159	$160
Research & development	$-	$1,195	$1,052
Sales & marketing	$-	$309	$288
General & administrative	$-	$665	$507
	$-	$2,328	$2,007